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                                                                   Exhibit 3.29

                         CERTIFICATE OF INCORPORATION
                                      OF
                               WIZARD CO., INC.

                                   ARTICLE I
                                     NAME

   Section 1.01. The name of the corporation is Wizard Co., Inc. (hereinafter referred to as the "Corporation").

                                  ARTICLE II
                    REGISTERED OFFICE AND REGISTERED AGENT

   Section 2.01. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
                                    PURPOSE

   Section 3.01. The nature or purpose of the business to be conducted or promoted is:

   (a) to own, monitor and license the use of trademarks and servicemarks, and to own, operate and license the use of computer software, and to do any other act or acts, thing or things, necessary or incidental to or growing out of or connected with the aforesaid: and

   (b) to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law the State of Delaware including but not limited to those set in Section 3.01(a) of this Article III.

                                  ARTICLE IV
                                     STOCK

   Section 4.01. The Corporation shall he authorized to issue only one
(1) class of stock, to wit: Common Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which are without par value.

                                   ARTICLE V
                               BOOKS AND RECORDS

   Section 5.01. The books and records of the Corporation shall be kept at the principal place of business of the Corporation, whether or not in the State of Delaware, or at such other place or places, whether or not in the State of Delaware, as may be designated from time to time by the Board of Directors.

                                  ARTICLE VI
                                 INCORPORATOR

   Section 6.01. Name and Address. The name and mailing address of the incorporator is as follows:

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                     NAME                 MAILING ADDRESS
                     ----          -----------------------------
                Joanna S. Capps         2300 M Street, N.W.
                                      Washington, DC 20.0-37

                                  ARTICLE VII
                        AUTHORITY OF BOARD OF DIRECTORS

   Section 7.01. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to:

   (a) make, adopt, alter, amend or repeal the By-laws of the Corporation, and

   (b) adopt from time to time By-law provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

                                 ARTICLE VIII
                            ELECTIONS OF DIRECTORS

   Section 8.01. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                                  ARTICLE IX
                          COMPROMISE AND ARRANGEMENT

   Section 9.01. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE X
                            LIABILITY OF DIRECTORS

   Section 10.01. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

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   I, THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of July, 1986.

                                                  /s/ Joanna S. Capps
                                                  -----------------------------
                                                  Joanna S. Capps, Incorporator